UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2008

DUKE ENERGY CORPORATION

(formerly Duke Energy Holding Corp.)

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

526 South Church Street, Charlotte, North Carolina  28202-1904

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2008, the Compensation Committee (“Committee”) of the Board of Directors of Duke Energy Corporation (the “Company”) took the actions described below.

Certification of 2007 Short-Term Incentive Payment

The Committee reviewed 2007 performance under the Duke Energy Corporation Executive Short-Term Incentive Plan as compared against pre-established objectives, which included an ongoing diluted earnings per share (“EPS”) objective for the Company and individual objectives.  The Committee determined that the EPS objective was satisfied at the maximum level of $1.25.  Although the Committee determined that Mr. Hauser did not achieve maximum performance for his individual objectives, the Committee exercised its discretionary authority to approve a payout at the maximum level with respect to Mr. Hauser’s individual objectives, resulting in an additional payment to him equal to $23,969.

Establishment of 2008 Short-Term Incentive Program

The Committee established the 2008 short-term incentive program (“STI”) under the Duke Energy Corporation Executive Short-Term Incentive Plan for the named executive officers other than Mr. Rogers, who does not participate in the STI program.  Eighty percent of each participating named executive officer’s STI opportunity is based on the Company’s ongoing diluted EPS, with threshold, target and maximum performance levels of $1.20, $1.27 and $1.35, respectively, and the remaining 20% of the STI opportunity is based on achievement of individual objectives, which consist of a combination of strategic and operational measures.  Performance levels for the EPS goal may be adjusted by the Committee for certain types of transactions.  Mr. Hauser’s target opportunity is 80% of his annual base salary.  Depending on performance, Mr. Hauser could receive from 0% to 190% of his STI target.  The Company’s other named executive officers for purposes of this Form 8-K are no longer employed with the Company and therefore did not receive a 2008 short-term incentive opportunity.

Establishment of 2008 Performance Goals for Chief Executive Officer

The Committee established the performance objectives applicable to the 2008 tranche of the performance shares that were granted to Mr. Rogers on April 4, 2006.  The 2008 tranche covers 107,600 shares of common stock of the Company and 53,800 shares of common stock of Spectra Energy Corp.  All or a portion of the performance shares will vest as of December 31, 2008, depending on the extent to which the 2008 performance objectives are achieved.  The performance objectives are weighted 80% based on the Company’s ongoing diluted EPS, with threshold, target and maximum performance levels of $1.20, $1.27 and $1.35, respectively, and the remaining 20% is based on achievement of individual objectives, which consist of a combination of strategic and operational measures.  Performance levels for the EPS goal may be adjusted by the Committee for certain types of transactions.  The performance shares are earned in full if target performance is achieved on an aggregate basis.  Mr. Rogers cannot receive more than 107,600 shares of common stock of the Company and 53,800 shares of common stock of Spectra Energy Corp, even if aggregate performance exceeds target.  The performance shares are subject to up to a 5% reduction in the event that certain predetermined safety goals are not achieved.  The performance shares will be forfeited and will cease to be outstanding to the extent the 2008 performance objectives are not achieved.  The form of performance award agreement for Mr. Rogers was attached as Exhibit 10.2 to the Form 8-K that was filed on April 6, 2006.

Item 5.03.  Amendments to Articles of Incorporation or ByLaws, Change in Fiscal Year.

Effective February 26, 2008, the Board of Directors of the Company approved amended and restated By-Laws.  The amended and restated By-Laws clarified the officers who are subject to discretion of the Board of Directors’ for election, removed the requirement for the Board of Directors to elect annually officers in connection with the meeting of shareholders, and moved the description of the Chairman of the Board to Article III Directors rather than Article IV Officers.  The Amended and Restated By-Laws are attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)             Exhibits.

3.1           Amended and Restated By-Laws of Duke Energy Corporation

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: March 3, 2008	By:	/s/Marc E. Manly
	Name:	Marc E. Manly
	Title:	Group Executive and Chief Legal Officer

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated By-Laws of Duke Energy Corporation